Exhibit 99.1

CareTrust REIT Announces James Callister to Succeed Mark Lamb as Chief Investment Officer

SAN CLEMENTE, Calif., November 28, 2022 (BUSINESS WIRE) – The Board of Directors of CareTrust REIT, Inc. (NYSE:CTRE) announced today the appointment of James Callister as Chief Investment Officer, to be effective as of December 31, 2022. Mr. Callister will succeed Mark Lamb, who will be leaving the company after a transition period to pursue entrepreneurial opportunities. Mr. Callister currently serves as CareTrust’s Executive Vice President.

“On behalf of the Board and all of us at CareTrust, I express our admiration and gratitude for the tremendous impact Mark has had on building the company since the beginning,” said Chief Executive Officer, Dave Sedgwick. “Mark has always been a true partner and friend and we wish him continued success in the future.”

“While I am excited for the next chapter of my career, this was nonetheless a very difficult decision given how much CareTrust means to me,” Mr. Lamb said. “I am proud of what we have accomplished and am highly confident in James and the team’s growth prospects going forward. I am pleased to leave the team in very capable hands.”

Accepting the appointment, Mr. Callister said, “I am deeply honored by this opportunity to lead the exceptionally high caliber investment professionals at CareTrust and build on the strong track record of growth.” He continued, “We are driven each day by our mission to match great operators with great opportunities and, as we head into 2023, we are excited to both expand existing relationships and invest in new ones.”

Mr. Sedgwick said, “We are fortunate that James is ready, willing, and able to take the baton and continue the growth story at CareTrust. James has been instrumental in every transaction in the company’s history and has earned for himself and for CareTrust the reputation of a practical, honest, and creative transactional partner.”

About James Callister

Mr. Callister has served as Executive Vice President and Secretary since July 2022. He previously served as General Counsel and Secretary from February 2021 to July 2022. Prior to joining CareTrust, Mr. Callister worked as a real estate attorney and a partner at the law firm of Sherry Meyerhoff Hanson & Crance LLP and, before that, at the law firm of O’Melveny & Myers LLP. Since 2008, he has worked almost exclusively on healthcare REIT transactions, closing on acquisitions or financings of over 300 skilled nursing, seniors housing, and independent living facilities on transactions involving the investment of over $2.5B across 35 states. Mr. Callister has assisted in the structuring, negotiating and closing of all of CareTrust’s acquisitions since its formation as a REIT. As an attorney, Mr. Callister worked for nearly 20 years in private practice representing and advising clients in a diverse array of real estate transactions. Mr. Callister’s transactions-based legal experience has focused on the representation of publicly-traded REITs in the acquisition, disposition, leasing, and financing of healthcare-related properties. Mr. Callister holds a B.A. in History from Brigham Young University and a J.D. from the J. Reuben Clark Law School at Brigham Young University, where he graduated magna cum laude.

About CareTrustTM

CareTrust REIT, Inc. is a self-administered, publicly-traded real estate investment trust engaged in the ownership, acquisition, development and leasing of skilled nursing, seniors housing and other healthcare-related properties. With a nationwide portfolio of long-term net-leased properties, and a growing portfolio of quality operators leasing them, CareTrust REIT is pursuing both external and organic growth opportunities across the United States. More information about CareTrust REIT is available at www.caretrustreit.com.

Contact:
CareTrust REIT, Inc.
(949) 542-3130
ir@caretrustreit.com